EXHIBIT 99.6
Letter from Theo van Deursen to employees of Color Kinetics
Subject: Agreement for Philips to acquire Color Kinetics
Dear Colleague,
We announced today that Philips has reached an agreement with the board of Color Kinetics for your company to join forces with Philips. I look forward to welcoming you to Philips Lighting. I am convinced that by combining and leveraging our expertise and market knowledge, we can together look forward to even greater opportunities than before to grow and to further shape the solid state lighting market.
One of the main reasons for us to join forces is that we admire your expertise that has helped you become one of the leading companies in solid state lighting in a period of only 10 years. Your company has a strong intellectual property portfolio and a strong base in the U.S. You also have an extensive range of professional installations worldwide and a large number of industrial customers. These strengths complement our own and form a solid basis for us to build on together.
The company you are joining, Philips Lighting, with a history going back over 100 years, is recognized as the world’s leading lighting company, has a record of technological innovation that is second to none and is supported by a leading global brand. This acquisition of your company builds on our earlier acquisitions of Lumileds, PLI (Partners in Lighting International) and TIR Systems. Now with your company we have a leading position in solid state lighting systems and have become a leading player in all stages of the value chain, in terms of products and IP portfolio.
Color Kinetics will become a business unit within our business group Luminaires. The current team will continue to manage the business and your CEO, Bill Sims, will report to René van Schooten, the CEO of the business group Luminaires.
I look forward to working with you and I trust you will agree that together, combining our strengths, we will be very well positioned to grasp the exciting opportunities that lie ahead of us in solid state lighting.
Theo van Deursen
CEO, Philips Lighting